Exhibit 4.1

Execution Version

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated December 22, 2020, is among Navigator Holdings Ltd., a corporation incorporated under the laws of the Republic of the Marshall Islands (together with its successors and permitted assigns, the “Company”), and BW Group Limited (together with its successors and permitted assigns, the “Investor”).

RECITALS

A. The Investor owns 21,868,857 common shares of the Company, par value $0.01 per share (such shares, together with any equity securities issued or issuable directly or indirectly with respect to such shares by way of share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization, the “Shares”)

B. The parties desire to enter into this Agreement with respect to certain arrangements relating to the rights and obligations of the Company and the Investor with respect to the Shares.

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions.

1.1 Other Defined Terms. In addition to the terms defined elsewhere in the Agreement, the following terms have the meanings indicated when used in this Agreement with initial capital letters:

“Affiliate” means with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For this purpose, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that for purposes of this Agreement, the Company and its Subsidiaries will not be deemed to be Affiliates of the Investor.

“Beneficial Owner” or “Beneficially Own” has the meaning given to such terms under Rule 13d-3 of the Exchange Act.

“Board” means the Board of Directors of the Company.

“Change of Control” means an event or series of events by which (a) any Person (other than the Investor or another entity sponsored by or Affiliated with the Investor) acquires Beneficial Ownership of 50% or more of the outstanding Common Shares, (b) all or substantially all of the consolidated assets of the Company are sold, leased, exchanged or transferred to any Person or group of Persons, (c) the Company is consolidated, merged, amalgamated, reorganized or otherwise enters into a similar transaction in which it is combined with another Person, unless the Persons who Beneficially Own the outstanding Voting Securities of the Company immediately before consummation of the transaction Beneficially Own a majority of the outstanding Voting Securities of the combined or surviving entity immediately thereafter in substantially the same proportion among such Persons as prior to giving effect to such transaction, or (d) the Shareholders approve of any plan or proposal for the liquidation or dissolution of the Company.

“Common Shares” means the Company’s common shares, par value $0.01 per share.

“Material Disclosure Event” means (a) a material transaction in which the Company or any of its Subsidiaries proposes to engage or is engaged, including a purchase or sale of assets or securities, financing, merger, consolidation, tender offer or other material corporate development, or (b) another material non-public event or development, and with respect to which the Board has determined in good faith that compliance with this Agreement may reasonably be expected to either materially interfere with the Company’s or such Subsidiary’s ability to consummate such transaction in a timely fashion (in the case of clause (a)) or require the Company to disclose material, non-public information or such material corporate event or development prior to such time as it would otherwise be required to be disclosed.

“Person” means an individual, corporation, partnership, limited liability company, joint stock company, joint venture, association, trust or other entity or organization.

“Public Offering” means any primary or secondary public offering of equity securities of the Company pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4, Form F-4 or Form S-8 or any successor or similar form.

“Registrable Securities” means (a) all Shares and (b) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause by way of share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization; provided, however, that such securities will cease to be Registrable Securities (i) when such securities have been sold or transferred pursuant to a Registration Statement, (ii) when such securities have been transferred in compliance with Rule 144 under the Securities Act, or are transferable by a Person who is not an Affiliate of the Company pursuant to Rule 144 without any volume or manner of sale restrictions thereunder, or (iii) if such securities have ceased to be outstanding.

“Registration Statement” means a registration statement filed with the SEC on which it is permissible to register securities for sale to the public under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Shareholders” means the holders of Voting Securities as of the applicable time.

“Shelf Period” has the meaning set forth in Section 4.3(b).

“Shelf Registration” means a Registration Statement effected pursuant to Section 4.3.

“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on Form F-3 (or any successor form under the Securities Act) providing for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.

“Shelf Suspension” has the meaning set forth in Section 4.3(c).

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or another Subsidiary of such Person) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity, (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity, or (c) a general or managing partnership interest in such entity; provided, however, that, notwithstanding the foregoing, (i) PT Navigator Khatulistiwa will be deemed to be a Subsidiary of the Company and (ii) for purposes of this Agreement, the Company and its Subsidiaries will not be deemed to be Subsidiaries of any member of the Investor.

“Voting Securities” means any securities, including Common Shares, of the Company or its successor having the power generally to vote in the election of members of the Board or the equivalent of its successor.

2. Corporate Governance Rights.

2.1 Board Designees. (a) Until (i) the date on which the Investor ceases to Beneficially Own at least 937,500 Shares, the Investor will be entitled to designate one designee to be nominated by the Company to serve as a director of the Company and (ii) the date on which the Investor cease to Beneficially Own at least 3,750,000 Shares, the Investor will be entitled to designate a total of two designees (such individuals, the “Board Designees”) to be nominated by the Company to serve as directors of the Company. The Investor agrees that, without the consent of the Company, it will not nominate more than one Board Designee who is a United States citizen or resident. The Company will take all actions necessary to provide the Investor with the representation on the Board contemplated by this Section 2.1, including (A) causing the Board Designees to be included in the slate of nominees recommended by the Board to the Shareholders for election as directors, (B) causing the election of such Board Designees, including using its reasonable efforts to cause officers of the Company who hold proxies (unless otherwise directed by the Shareholder submitting such proxy) to vote such proxies in favor of the election of such Board Designees, and (C) using the same efforts to cause the Board Designees to be elected to the Board as it uses to cause other nominees of the Board to be elected.

(b) If any Board Designee ceases to serve as a director for any reason, the Company will use its reasonable efforts to cause any vacancy resulting thereby to be filled by another designee designated by the Investor.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company will provide such indemnification, reimbursement and compensation to the Board Designees as is consistent with the indemnification, reimbursement and compensation provided to other non-executive members of the Board. The Company will maintain its directors and officers liability insurance policies in such amounts and on such terms as approved by the Board, including the Board Designees.

2.2 Confidentiality. The Investor agrees, and will cause its Affiliates, to (a) keep confidential all proprietary or non-public information of the Company and its Subsidiaries received by participation in the activities of the Board (whether from a Board Designee or otherwise) or otherwise received by it from the Company, its Subsidiaries or their respective representatives, (b) not disclose or reveal any such information to any Person without the prior written consent of the Company other than to the Investor’s and its Affiliates’ directors, officers, employees, attorneys, accountants and financial advisors (the “Permitted Representatives”) whom the Investor determines in good faith need to know such information for the purpose of evaluating, monitoring or taking any other action with respect to the investment by the Investor in the Company, and (c) use reasonable efforts to cause those Permitted Representatives to observe the terms of this Section 2.2; provided however, that nothing herein will prevent the Investor or any of its Affiliates from disclosing any information that (i) is or becomes generally available to the public in accordance with Law, other than (A) as a result of any action or inaction by the Investor or its Affiliates, the Permitted Representatives or Subsidiaries, in violation of this Section 2.2, (B) in violation of any other confidentiality agreement between the Company and such Person or the Investor, or (C) in violation of any other contractual, legal or fiduciary duty of such Person or the Investor, (ii) was within the Investor’s or its Affiliates’ possession or developed by such Person prior to being furnished with such information, (iii) becomes available to the Investor or its Affiliates on a non-confidential basis from a source other than the Company, or (iv) that the Investor or any of its Affiliates determines in good faith after consultation with counsel is required to be disclosed by Law (provided that, prior to such disclosure, the Investor or such Affiliate will, unless prohibited by Law, make reasonable efforts to notify the Company of any such disclosure, use reasonable efforts to limit the disclosure requirements of such Law and maintain the confidentiality of such information to the maximum extent permitted by Law). For as long as any employee of the Investor is serving as a Board Designee, the Investor will, and will cause its Affiliates to, endeavor in good faith to comply with the Company’s policies applicable to transactions in Company securities by officers and directors.

2.3 Rights Solely for the Investor. The rights and obligations of the Investor pursuant to this Section 2 will only apply to the Investor, and may not be transferred to any other Person; provided, however, that the Investor may transfer such rights and obligations to (a) an Affiliate of the Investor to whom the Investor transfers its Shares and (b) with the consent of the Board, any Person to whom the Investor transfers more than 10,000,000 Common Shares.

3. Certain Covenants and Other Agreements.

3.1 Legends; Securities Act Compliance. (a) The Investor acknowledges that certain of the Shares have not been registered under the Securities Act or under any state securities Laws and agrees that it will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws. The Investor agrees that all certificates, book-entry shares or other instruments representing such Shares will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.”

(b) Subject to Section 4.8(b), upon the request of the Investor, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act or applicable state Laws, as the case may be, the Company will promptly cause the legend to be removed from any certificate or book-entry share for any Shares to be so transferred.

3.2 Competitive Operations. The Company hereby acknowledges and agrees that, to the fullest extent permitted by applicable law:

(a) the Investor and its Affiliates (including any Board Designee) are free to engage in (i) any investment or business opportunity or activity that may be competitive or otherwise similar to the business of the Company or its Subsidiaries or (ii) a prospective economic or competitive advantage in which the Company or any Subsidiary could have an interest or expectancy, and neither the Investor nor any of its Affiliates (including any Board Designees) will have any duty (either fiduciary, contractual or otherwise) to the Company or its Subsidiaries, the other Shareholders, or any of their respective Affiliates with respect to any such opportunity, including any obligation to communicate or present such opportunity to the Company or its Subsidiaries; and

(b) the Investor and its Affiliates (including any Board Designees) are not otherwise restricted from using any knowledge acquired in connection with their access to information about the Company or in their capacity as a Shareholder (or in the case of any Board Designee, in their role as a director of the Company) in making investment, voting, monitoring, governance or other decisions relating to the Company or any other entities or securities.

3.3 Certain Tax Matters. (a) The Company will, and will cause each of its Subsidiaries to, provide all information with respect to the Company and its Subsidiaries which is requested by the Investor to enable the Investor (or its direct or indirect owners) to comply with their U.S. federal income tax reporting obligations, including but not limited to rules relating to “controlled foreign corporations” (each a “CFC”) and “passive foreign investment companies” (each, a “PFIC”). Such assistance will include providing information to enable the Investor (or their direct or indirect owners) to comply with its obligations under Sections 1248, 6038, 6038B, 6038D, 6046 and 6046A of the Code, including information relating to earnings and profits as computed for U.S. federal income tax purposes. The Company will determine annually if it or any of its Subsidiaries is a CFC or PFIC, and if the Company or the Investor determines that any such corporation is a PFIC, the Company will permit the Investor (or its direct or indirect owners) to make a “Qualified Electing Fund” election with respect to its interest in such corporation pursuant to Section 1295 of the Code, and will cause to be furnished to the Investor no later than 60 days following the end of the Company’s taxable year the relevant PFIC annual information statement pursuant to U.S. Treasury Regulation Section 1.1295-1(g).

(b) In addition to the foregoing covenants set forth in this Section 3.3, the Company (i) will not take any action that would cause the Company not to be classified as a corporation for U.S. federal income tax purposes and (ii) will use commercially reasonable efforts to not take any action that would cause the Company to become a PFIC; provided, however, that the foregoing covenants under clauses (i) and (ii) of this sentence will not require the Company or any of its Subsidiaries to incur any significant additional cost or expense, or to forego any significant benefit, not expressly provided for in this Agreement.

4. Registration Rights.

4.1 Registration on Request. (a) Subject to Section 4.1(c) and Section 4.3(a), if, at any time there is no currently effective Shelf Registration Statement on file with the SEC, the Company receives a written request from the Investor that the Company file a Registration Statement covering the registration of at least 10% of the then-outstanding Registrable Securities, then the Company will, as expeditiously as possible, use its commercially reasonable efforts to effect the registration of such portion of the Registrable Securities that the Investor request, pursuant to a Registration Statement. Each request for a registration pursuant to this Section 4.1 will be in writing and will specify the approximate number of Registrable Securities requested to be registered and the intended method of distribution. Notwithstanding the foregoing, the Company will not be obligated to file a registration requested pursuant to this Section 4.1:

(i) within a period of 90 calendar days after the effective date of any other registration requested pursuant to this Section 4.1;

(ii) on a total of more than five occasions;

(iii) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; or

(iv) if the Investor propose to dispose of shares of Registrable Securities that may be registered at such time pursuant to a Registration Statement contemplated in Section 4.2.

(b) A registration requested pursuant to this Section 4.1 will not be deemed to have been effected unless the Registration Statement has become effective; provided, however, that if, within the period ending on the earlier to occur of (i) 90 days after the applicable Registration Statement has become effective and (ii) the date on which the distribution of the securities covered thereby has been completed, the offering of securities pursuant to such Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, such Registration Statement will be deemed not to have been effected; provided, further, that if the Investor, after exercising its right to request a registration pursuant to this Section 4.1, withdraws from a registration so requested after the filing thereof, such registration will be deemed to have been effective with respect to the Investor in accordance with this Section 4.1.

(c) Subject to Section 4.2, if, within five Business Days of receipt of a Registration Request, the Investor is advised in writing (the “Underwriter’s Advice”) that the Company has in good faith commenced the preparation of a Registration Statement for an underwritten Public Offering prior to receipt of such request and the managing underwriter of the proposed Public Offering has determined that in such firm’s good faith opinion, a registration at the time and on the terms requested would materially and adversely affect such underwritten Public Offering, then the Company will not be required to effect such requested registration pursuant to this Section 4.1 until the earliest of:

(i) the abandonment of such underwritten Public Offering by the Company;

(ii) 60 days after receipt of the Underwriter’s Advice by the Investor, unless the Registration Statement for such offering has become effective and such Public Offering has commenced on or prior to such 60th day; and

(iii) if the Registration Statement for such Public Offering has become effective and such Public Offering has commenced on or prior to such 60th day, the day on which the restrictions on the Investor contained in the related lock-up agreement lapse with respect to such offering.

Notwithstanding the foregoing, the Company will not be permitted to defer a registration requested pursuant to this Section 4.1 in reliance on this Section 4.1(c) more than once in any 365-day period.

(d) The Company may postpone the filing or effectiveness of any Registration Statement and suspend the Investor’s use of any prospectus which is a part of the Registration Statement (in which event the Investor will discontinue sales of the Registrable Securities pursuant to the Registration Statement) for a period of up to an aggregate of 90 days in any 365-day period, exclusive of days covered by any lock-up agreement executed by the Investor in connection with any underwritten Public Offering, after the request for registration pursuant to this Section 4.1 if a Material Disclosure Event exists or is pending at such time.

(e) The Company will have the right to cause the registration of additional securities for sale for the account of any Person other than the Investor (including the Company) in any registration requested pursuant to this Section 4.1 to the extent the managing underwriter or other independent marketing agent for such offering (if any) determines that, in its opinion, the additional securities proposed to be sold will not materially and adversely affect the offering and sale of the Registrable Securities to be registered in accordance with the intended method or methods of disposition then contemplated by such registration requested pursuant to this Section 4.1.

4.2 Piggyback Registration. (a) If the Company proposes or is required to file a Registration Statement under the Securities Act or any other securities Laws with respect to an offering of any Common Shares, whether or not for sale for its own account (other than a registration statement (i) on Form S-4, Form F-4, Form S-8 or any similar form under non-U.S. Laws or (ii) filed solely in connection with any employee benefit or dividend reinvestment plan), then the Company will give prompt written notice of such proposed filing at least 10 Business Days before the anticipated filing date (the “Piggyback Notice”) to the Investor. The Piggyback Notice will offer the Investor the opportunity to include in such Registration Statement the number of Registrable Securities as they may request (a “Piggyback Registration”), subject to Section 4.2(b). The Company will include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein by the Investor subject to Section 4.2(b). The Investor will be permitted to withdraw all or part of the Registrable Securities from a Piggyback Registration at any time at least five Business Days prior to the effective date of the Registration Statement relating to such Piggyback Registration. The Company will be required to maintain the effectiveness of the Registration Statement for a Piggyback Registration for a period of 60 days after the effective date thereof or such shorter period in which all Registrable Securities included in such Registration Statement have actually been sold.

(b) If the managing underwriter or underwriters of a proposed underwritten offering advise the Company and the holders of such Registrable Securities that, in their judgment, because of the size of the offering which the Investor, the Company and such other Persons intend to make, the success of the offering would be materially and adversely affected by inclusion of the Registrable Securities requested to be included (taking into account, in addition to any considerations that the managing underwriter or underwriters deem relevant in its or their sole discretion, the timing and manner to effect the offering), then the amount of Registrable Securities to be offered for the account of the Investor will be reduced pro rata to the extent necessary to reduce the total amount of Registrable Securities to be included in such offering to the amount recommended by such managing underwriter or underwriters; provided that if Common Shares are being offered for the account of other Persons as well as the Company, then the Common Shares intended to be offered for the account of such other Persons will be reduced pro rata to the extent necessary to permit the Investor to include all of their Registrable Securities in such offering.

4.3 Shelf Registration. (a) Filing. Upon written request by the Investor, and so long as the Company is eligible, the Company will, as expeditiously as possible, use its commercially reasonable efforts to file with the SEC a Shelf Registration Statement relating to the offer and sale of all Registrable Securities held by the Investor from time to time in accordance with the methods of distribution elected by such Investor and set forth in the Shelf Registration Statement and, as promptly as practicable thereafter, shall use its reasonable efforts to cause such Shelf Registration Statement to become effective under the Securities Act. If, on the date of any such request, the Company does not qualify to file a Shelf Registration Statement under the Securities Act, the provisions of this Section 4.3 shall not apply, and the provisions of Section 4.1 shall apply instead.

(b) Continued Effectiveness. The Company shall use its reasonable efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the prospectus forming a part thereof to be usable by Investors until the earlier of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) and (ii) the date as of which the Investor is permitted to sell its Registrable Securities without Registration pursuant to Rule 144 under the Securities Act without volume limitation or other restrictions on transfer thereunder (such period of effectiveness, the “Shelf Period”). Subject to Section 4.3(d), the Company shall not be deemed to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in holders of Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable law.

(c) Suspension of Registration. If the continued use of such Shelf Registration Statement at any time would require the Company to disclose a Material Disclosure Event, the Company may, upon giving at least ten (10) days’ prior written notice of such action to Investor, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, that the Company shall not be permitted to exercise a Shelf Suspension for a total period exceeding ninety (90) days in any 365-day period. In the case of a Shelf Suspension, the Investor agrees to suspend use of the applicable prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall promptly notify the Investor upon the termination of any Shelf Suspension, amend or supplement the prospectus if necessary, so it does not contain any untrue statement or omission and furnish to the Investor such numbers of copies of the prospectus as so amended or supplemented as the Investor may reasonably request. The Company shall, if necessary, supplement or make amendments to the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Investor.

(d) Underwritten Offering. If the Investor elects, an offering of Registrable Securities pursuant to the Shelf Registration Statement shall be in the form of an underwritten offering, and the Company shall amend or supplement the Shelf Registration Statement for such purpose, such Investor shall jointly have the right to select the managing underwriter or underwriters to administer such offering.

4.4 Registration Procedures. The Company agrees to:

(a) before filing a Registration Statement or any amendments or supplements thereto, the Company will furnish the Investor with copies of all such documents proposed to be filed, which documents will be subject to review of the Investor;

(b) subject to Section 4.1(e), prepare and, if the registration is pursuant to notice given under Section 4.1, or 4.3 in any event within 60 days after the giving of notice pursuant to Section 4.1 or 4.3, file with the SEC a Registration Statement with respect to such Registrable Securities on any form for which the Company then qualifies or which counsel for the Company deems appropriate and which form will be available for the sale of such Registrable Securities in accordance with the intended methods of distribution thereof, and use its best efforts to cause such Registration Statement to become and remain effective;

(c) prepare and file with the SEC or other Governmental Entity having jurisdiction such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective continuously for the period referred to in the last sentence of Section 4.2(a);

(d) furnish to the Investor such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, any other prospectus (including any prospectus filed under Rule 424, Rule 430A or Rule 430B under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act), all exhibits and other documents filed therewith and such other documents as the Investor may reasonably request including in order to facilitate the disposition of its Registrable Securities;

(e) register or qualify such Registrable Securities under such other securities or blue sky Laws of such jurisdictions as the Investor reasonably requests and do any and all other acts and things that may be reasonably necessary or reasonably advisable to enable the Investor to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Investor (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction);

(f) notify the Investor at any time when a prospectus relating to the Registrable Securities is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as soon as reasonably practicable, prepare and furnish to the Investor a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made; (g) notify the Investor (i) when such Registration Statement or the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or other Governmental Entity for amendments or supplements to such Registration Statement or to amend or to supplement such prospectus or for additional information, and (iii) of the issuance by the SEC or other Governmental Entity of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for any of such purposes;

(h) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed, if applicable;

(i) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement; and

(j) make available for inspection by the Investor and its counsel, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Investor or underwriter, all financial and other records, pertinent corporate documents and documents relating to the business of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by the Investor, underwriter, attorney, accountant or agent in connection with such Registration Statement, provided that it will be a condition to such inspection and receipt of such information that the inspecting Person (i) enter into a confidentiality agreement in form and substance reasonably satisfactory to the Company and (ii) agree to minimize the disruption to the Company’s business in connection with the foregoing.

(k) if requested, obtain a “comfort” letter or letters from the Company’s independent public accountants in customary form and covering matters of the type customarily covered by “comfort” letters as the Investor reasonably requests;

(l) if requested, obtain a legal opinion of the Company’s outside counsel in customary form and covering such matters of the type customarily covered by legal opinions of such nature and reasonably satisfactory to the Investor, which opinion will be addressed to any underwriters and the Investor; and

(m) if applicable, cooperate with the Investor and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority.

4.5 Provision of Information. As a condition to registering Registrable Securities, the Company may require the Investor to furnish the Company with such information regarding the Investor and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.

4.6 Registration Expenses. Except as otherwise provided in this Agreement, all expenses incidental to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky Laws, word processing, duplicating and printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and counsel (limited to one law firm) for the Investor and all independent certified public accountants and other Persons retained by the Company (all such expenses, “Registration Expenses”), will be borne by the Company. The Company will, in any event, pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review, the expenses of any liability insurance and, if applicable, the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed. The Investor will pay all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities hereunder, the fees and expenses of counsel beyond the one law firm paid for by the Company and any other Registration Expenses required by Law to be paid by the Investor pro rata on the basis of the amount of proceeds from the sale of their securities so registered.

4.7 Participation Conditions. (a) The Investor may not participate in any registration hereunder that is underwritten unless the Investor (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Investor (including pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter(s), provided that the Investor will not be required to sell more than the number of Registrable Securities that the Investor has requested the Company to include in any registration), (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up or holdback agreements and other documents reasonably required under the terms of such underwriting arrangements, so long as such provisions are substantially the same for all selling shareholders, and (iii) cooperates with the Company’s reasonable requests in connection with such registration or qualification. Notwithstanding the foregoing, the liability of the Investor or any transferee participating in such an underwritten registration will be limited to an amount equal to the amount of gross proceeds attributable to the sale of the Investor’s Registrable Securities.

(b) If the Investor participates in any registration hereunder, it agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.4(f), such Person will forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until such Person receives copies of a supplemented or amended prospectus as contemplated by such Section 4.4(f). In the event the Company gives any such notice, the applicable time period mentioned in Section 4.4(c) during which a Registration Statement is to remain effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 4.7(b) to and including the date when the Investor will have received the copies of the supplemented or amended prospectus contemplated by Section 4.4(f).

4.8 Rule 144. (a) The Company will use its reasonable best efforts to, upon the request of the Investor or any transferee, make publicly available such information as necessary to permit sales pursuant to Rule 144, and will use reasonable best efforts to take such further action as the Investor or any transferee may reasonably request, all to the extent required from time to time to enable such Person to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of the Investor or any transferee, the Company will deliver to such Person a written statement as to whether it has complied with such information requirements.

(b) The Company will not issue new certificates or enter any book-entry shares for Registrable Securities without a legend restricting further transfer unless (i) such shares have been sold to the public pursuant to an effective Registration Statement under the Securities Act or Rule 144, or (ii) (x) otherwise permitted under the Securities Act, (y) the holder of such shares has delivered to the Company an opinion of counsel, which opinion and counsel is reasonably satisfactory to the Company, to such effect, and (z) the holder of such shares expressly requests the issuance of such certificates or book-entry shares in writing.

4.9 Holdback. In consideration for the Company agreeing to its obligations under this Agreement, the Investor (and any transferee) agrees in connection with any registration of the Company’s securities (whether or not such Person is participating in such registration) upon the request of the Company and the underwriters managing any underwritten offering of the Company’s securities, on the same terms as all directors, officers and greater than 5% holders agree, not to effect (other than pursuant to such registration) any public sale or distribution of Registrable Securities or make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities, any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for any equity securities of the Company without the prior written consent of the Company or such underwriters, as the case may be, during such period as may be required by the managing underwriter

5. Standstill. Until May 18, 2022, the Investor shall not, directly or indirectly, nor shall the Investor cause any Affiliate to acquire, agree to acquire or make any offer or proposal to acquire, directly or indirectly, by purchase, tender or exchange offer or otherwise, any Common Shares, except for (i) upon the issuance by the Company of additional Common Shares for cash for its own account in a public offering or bona fide private financing, acquisitions of additional Common Shares in the open market if, immediately after giving effect to such acquisition, the voting power represented by the total number of Common Shares beneficially owned by the Investor is not greater than the voting power represented by the total number of Common Shares beneficially owned by the Investor immediately prior to such issuance by the Company, (ii) acquisitions of additional Common Shares from the Company (including as a result of stock dividends or other distributions) and (iii) acquisitions of additional Common Shares from any of the Board Designees but solely to the extent that such Board Designees shall have received those Common Shares from the Company as compensation for their services to the Company. Any Common Shares acquired by the Investors without violation of this Section 5 shall be deemed “Shares” for all purposes hereunder.

6. Information Rights. The Company agrees to furnish the Investor with: (i) as soon as practicable, but in any event within forty-five (45) days before the end of each fiscal year, a copy of the Company’s annual business plan and budget for the next fiscal year, (ii) as soon as practicable, a monthly management report of the Company’s operations, including a profit and loss account, a balance sheet and a cashflow statement and (iii) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as the Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 6 to provide information to the Investor the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

7. Miscellaneous.

7.1 Termination. This Agreement will terminate, except for this Section 7 and as otherwise provided in this Agreement, on the earlier of (a) the date that the Investor no longer Beneficially Own any Common Shares and (b) upon the written consent of the Company and the Investor.

7.2 Expenses. (a) Except as otherwise provided herein, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

(a) In the event that the Board or the chief executive officer of the Company requests that the Investor considers any action that would be reasonably likely to require a change or amendment to this Agreement or affect their rights in any manner that is different than or in addition to the effect on shareholders generally, the Company will pay on behalf of or reimburse the Investor for all of its reasonable out-of-pocket costs and expenses incident thereto, or incurred or to be incurred in connection therewith, including the actual and reasonable fees of counsel, accountants and/or other consultants to the Investor billed at standard hourly rates and disbursements.

7.3 Notice. All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement must be in writing and be given by hand delivery, email, facsimile or next Business Day courier to the affected party at the addresses and facsimile numbers set forth below or at such other addresses or facsimile numbers as such party may have provided to the other parties in accordance herewith. Such notices will be deemed given at the time personally delivered (if delivered by hand with receipt acknowledged), upon issuance by the transmitting machine of confirmation that the number of pages constituting the notice has been transmitted without error and confirmed telephonically (if sent by email or facsimile), and the first Business Day after timely delivery to the courier (if sent by next-Business Day courier specifying next-Business Day delivery).

(a) If to the Company, to:

Navigator Holdings Ltd.

Verde, 10 Bressenden Place

London, SW1E 5DH

United Kingdom

Attention: Harry Deans

Email: harry.deans@navigatorgas.com

With a copy (which will not constitute notice) to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112

Attention: Mike Rosenwasser and Michael Swidler

Fax No.: 212.259.2511

Email: michael.rosenwasser@bakerbotts.com and michael.swidler@bakerbotts.com

(b) If to any of the Investor:

BW Group Limited

#18-01, 10 Pasir Panjang Road

Singapore, 117438

Fax: +65 6337 1623

Email: bwlegal@bw-group.com

With a copy (which will not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

2 London Wall Place

London EC2Y 5AU, England

Attention: Sebastian Sperber

Email: ssperber@cgsh.com

7.4 Interpretation. This Agreement has been freely and fairly negotiated among the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article or Section, such reference will be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” “$” refers to U.S. dollars. Words used in the singular form in this Agreement will be deemed to include the plural, and vice versa, as the context may require. If the date upon or by which any party hereto is required to perform any covenant or obligation hereunder falls on a day that is not a Business Day, then such date of performance will be automatically extended to the next Business Day thereafter. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iii) unless otherwise defined herein, terms used herein which are defined in GAAP have the meanings ascribed to them therein. All Exhibits hereto will be deemed part of this Agreement and included in any reference to this Agreement. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented (and, in the case of any Law, the rules and regulations promulgated thereunder), including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws.

7.5 Governing Law. This Agreement, any claims, causes of actions or disputes (whether in contract or tort) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement will be governed by and construed in accordance with the Laws applicable to contracts made and to be performed entirely in the State of New York, United States of America, without regard to any applicable conflict of Laws principles. The parties hereto agree that any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will only be brought in any United States District Court located in New York County, New York so long as such court has subject matter jurisdiction over such action, or alternatively in any New York State Court located in New York County, New York if the aforesaid United States District Courts do not have subject matter jurisdiction, and that any cause of action arising out of this Agreement will be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such action and irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action which is brought in such court has been brought in an inconvenient forum. Process in any such action may be served on any party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.3 will be deemed effective service of process on such party. In the event of litigation relating to this Agreement, the non-prevailing party will be liable and pay to the prevailing party the reasonable costs and expenses (including attorney’s fees) incurred by the prevailing party in connection with such litigation, including any appeal therefrom.

7.6 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, that monetary damages may be inadequate and that a party may have no adequate remedy at Law. Notwithstanding Section 7.5, the parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in action instituted in a United States District Court located in New York County, New York, this being in addition to any other remedy to which such party is entitled at Law or in equity. In the event that a party seeks in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim that, there is an adequate remedy at Law.

7.7 Successors and Assigns; Assignment. Except as otherwise expressly provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned by (a) the Company (other than by operation of Law, including in connection with a Change of Control), without the prior written consent of the Investor, or (b) the Investor without the prior written consent of the Company, except that the Investor may assign its rights and obligations without such consent in connection with a transfer of its Shares to an Affiliate of the Investor, including any Affiliated fund.

7.8 Amendment and Waiver. No amendment, waiver or other modification of, or consent under, any provision of this Agreement will be effective against the Company, unless it is approved in writing by the Company, and no amendment, waiver or other modification of, or consent under, any provision of this Agreement will be effective against the Investor, unless it is approved in writing by the Investor; provided that the Investor may also waive any rights or provide consent with respect to itself; provided further that notwithstanding the foregoing, the addition of the Investor as a party hereto will not constitute an amendment hereto and may be effected by the execution of a counterpart hereto by the Investor and the Company. No waiver of any breach of any agreement or provision herein contained will be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. The failure or delay of any of the parties to assert any of its rights or remedies under this Agreement will not constitute a waiver of such rights nor will it preclude any other or further exercise of the same or of any other right or remedy.

7.9 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their permitted assigns and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such assigns, any legal or equitable rights hereunder.

7.10 Entire Agreement. This Agreement (including any exhibits hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and undertakings, both written and oral, among the parties with respect to the subject matter hereof and thereof, including any confidentiality agreements previously entered into by the Company, on the one hand, and the Investor, on the other hand.

7.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy in any jurisdiction, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions and the intention of the parties with respect to the transactions contemplated hereby is not affected in any manner materially adverse to any of the parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

7.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same agreement. This Agreement may be executed by any party hereto by means of a facsimile, email or PDF transmission of an originally executed counterpart, the delivery of which facsimile, email or PDF transmission will have the same force and effect, except as specified in any document executed and delivered pursuant to the immediately preceding sentence, as the delivery of the originally executed counterpart.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

NAVIGATOR HOLDINGS LTD.

By:	/s/ Dr. Henry Deans
Name: Dr. Henry Deans
Title: Chief Executive Officer

INVESTOR:

BW GROUP LIMITED

By:	/s/ Nicholas Fell
Name: Nicholas Fell
Title: EVP, Corporate Services & General Counsel

[Signature Page to the Investor Rights Agreement]